Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER ANNOUNCES RECEIPT OF REQUIRED CONSENTS

IN TENDER OFFER FOR 7.25% SENIOR SUBORDINATED NOTES

DUE 2011 OF AMERICAN TOWERS, INC.

Boston, Massachusetts – May 8, 2007 – American Tower Corporation (NYSE: AMT) announced today that its wholly owned subsidiary, American Towers, Inc. (the “Company”), received tenders and consents of approximately 99.9% or $324,712,000 of the $325,075,000 outstanding aggregate principal amount of its 7.25% Senior Subordinated Notes due 2011 (the “Notes”) prior to 5:00 p.m. New York City time, on May 4, 2007 (the “Consent Date”) in connection with its previously announced tender offer and consent solicitation, which constitute the required consents to amend the indenture governing the Notes.

On May 7, 2007, the Company elected to accept for payment all Notes that had been properly tendered and not properly withdrawn prior to the Consent Date, together with the related consents. Accordingly, the Company paid approximately $349.4 million in connection with the tender offer and consent solicitation, including approximately $10.2 million in accrued and unpaid interest, to holders of the Notes.

In addition, the supplemental indenture effecting the amendments to the indenture contemplated by the tender offer and consent solicitation was executed on May 7, 2007 by the Company, each of the guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee. Accordingly, the effective time (the “Effective Time”) in connection with the tender offer and consent solicitation occurred on May 7, 2007 at 10:00 a.m., New York City time. Notes tendered and consents delivered after the Effective Time may not be withdrawn or revoked.

The tender offer will expire at midnight, New York City time, on May 18, 2007, unless extended or earlier terminated by the Company. The Company reserves the right to terminate, withdraw or amend the tender offer and consent solicitation at any time subject to applicable law.

The complete terms and conditions of the tender offer and the consent solicitation are set forth in the tender offer documents, which have been sent to holders of the Notes.

The Company has retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) to act as Dealer Manager in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Credit Suisse at 212-325-7596 (collect). Copies of the tender offer documents and other related documents may be obtained from D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at 800-967-7921 (toll free) or 212-269-5550 (collect).

The tender offer and consent solicitation is being made solely by means of the tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company. It also is not a solicitation of consents with respect to the Notes or any other securities of the Company. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” concerning the tender offer that are based on management’s current expectations and assumptions and that are not based on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations regarding the Notes to be tendered in the tender offer, the amounts to be paid to holders of the Notes in the tender offer and the conditions to the tender offer, including with respect to receipt of sufficient consents. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties regarding the amount of Notes actually surrendered in the tender offer, the timing of the repurchase of Notes surrendered in the tender offer and the satisfaction of the conditions to the tender offer. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of the American Tower Corporation Form 10-K for the year ended December 31, 2006 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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